Free Writing Prospectus (To the Prospectus dated August 31, 2010, And the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 October 19, 2010

$[—] Buffered Super TrackSM Notes due November 25, 2011 Linked to the iPath® S&P 500 VIX Short-Term Futures™ ETN Global Medium-Term Notes, Series A, No. E-6050

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	October 19, 2010

Issue Date:	October 22, 2010

Final Valuation Date:	November 21, 2011*

Maturity Date:	November 25, 2011**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iPath® S&P 500 VIX Short-Term Futures™ Exchange Traded Notes (Ticker: VXX)

Maximum Return:	[43.10% - 46.20%]*** *** The actual maximum return on the Notes will be set on the initial valuation date and will not be less than 43.10%.

Participation Rate:	200%

Buffer Percentage:	20%

Payment at Maturity:

If the final level is greater than the initial level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the reference asset return multiplied by the participation rate, subject to a maximum return on the Notes. For example, assuming that the maximum return on the Notes is set at 43.10%, if the reference asset return is 21.55% or more, you will receive the maximum return on the Notes of 43.10%, which entitles you to the maximum total payment of $1,431 for every $1,000 principal amount Note that you hold. Accordingly, if the reference asset return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × (Reference Asset Return × Participation Rate)]

If the reference asset return is less than or equal to 0% and equal to or greater than -20%, you will receive the principal amount of your Notes; and

If the reference asset return is less than -20%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) reference asset return and (ii) the buffer percentage, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return + 20%)]

If the reference asset declines by more than 20% from the initial level to the final level, you will lose 1% of the principal amount of your Notes for every 1% that the reference asset return falls below -20%. You may lose up to 80% of your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Reference Asset Return:	The performance of the reference asset from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the closing price of the reference asset on the NYSE Arca Stock Exchange (“NYSE Arca”) on the initial valuation date

Final Level:	The closing price of the reference asset on the NYSE Arca on the final valuation date

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PTB2 and US06740PTB21

*	Subject to postponement in the event of a market disruption event and as described under “The Reference Asset—Market Disruption Events” in this free writing prospectus.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and as described under “The Reference Asset—Market Disruption Events” in this free writing prospectus.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming an initial level of $14.41 and the hypothetical maximum return of 43.10%.

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Final Level	Reference Asset Return	Payment at Maturity	Total Return on Notes
$28.82	100.00%	$1,431.00	43.10%
$27.38	90.00%	$1,431.00	43.10%
$25.94	80.00%	$1,431.00	43.10%
$24.50	70.00%	$1,431.00	43.10%
$23.06	60.00%	$1,431.00	43.10%
$21.62	50.00%	$1,431.00	43.10%
$20.17	40.00%	$1,431.00	43.10%
$18.73	30.00%	$1,431.00	43.10%
$17.52	21.55%	$1,431.00	43.10%
$17.29	20.00%	$1,400.00	40.00%
$15.85	10.00%	$1,200.00	20.00%
$15.13	5.00%	$1,100.00	10.00%
$14.77	2.50%	$1,050.00	5.00%
$14.41	0.00%	$1,000.00	0.00%
$13.69	-5.00%	$1,000.00	0.00%
$12.25	-15.00%	$1,000.00	0.00%
$11.53	-20.00%	$1,000.00	0.00%
$10.81	-25.00%	$950.00	-5.00%
$9.37	-35.00%	$850.00	-15.00%
$7.93	-45.00%	$750.00	-25.00%
$6.48	-55.00%	$650.00	-35.00%
$5.04	-65.00%	$550.00	-45.00%
$3.60	-75.00%	$450.00	-55.00%
$2.16	-85.00%	$350.00	-65.00%
$0.72	-95.00%	$250.00	-75.00%
$0.00	-100.00%	$200.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the reference asset increases from an initial level of $14.41 to a final level of $15.13.

Because the final level of $15.13 is greater than the initial level of $14.41 and the reference asset return of 5.00% multiplied by 200% does not exceed the maximum return of 43.10%, the investor receives a payment at maturity of $1,100.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × (5.00% × 200%)] = $1,100.00

The total return on the investment of the Notes is 10.00%.

Example 2: The closing price of the reference asset decreases from an initial level of $14.41 to a final level of $12.25.

Because the final level of $12.25 is less than the initial level of $14.41 by a percentage less than the buffer percentage of 20.00%, the investor will receive a payment at maturity of $1,000.00 per $1,000.00 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 3: The closing price of the reference asset increases from an initial level of $14.41 to a final level of $18.73.

Because the final level of $18.73 is greater than the initial level of $14.41 and the reference asset return of 30.00% multiplied by 200% exceeds the maximum return of 43.10%, the investor will receive a payment at maturity of $1,431.00 per $1,000.00 principal amount Note, the maximum total payment on the Notes.

The total return on the investment of the Notes is 43.10%.

Example 4: The closing price of the reference asset decreases from an initial level of $14.41 to a final level of $10.81.

Because the final level of $10.81 is less than the initial level of $14.41 and the reference asset return of -25% is less than -20.00%, the investor will receive a payment at maturity of $950.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × (-25% + 20%)] = $950.00

The total return on the investment of the Notes is -5.00%.

Selected Purchase Considerations

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Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described under “The Reference Asset—Market Disruption Events” in this free writing prospectus.

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Appreciation Potential—The Notes provide the opportunity to enhance returns up to the maximum return on the Notes, or a maximum additional payment in an amount equal to the maximum return multiplied by $1,000 for every $1,000 principal amount Note. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

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Limited Protection Against Loss—Payment of the principal amount of the Notes is protected at maturity against a decline in the final level of the reference asset, as compared to the initial level of the reference asset, by a percentage up to the buffer percentage. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

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Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index (as defined below in “Selected Risk Considerations—Reference Asset Risks”) rolls. Moreover, it is possible that you would be required to include the interest component of the Index in ordinary income either upon the sale or maturity of the Notes or over the term of your Notes even though you will not receive any payments from us with respect to the Notes until maturity.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee (i.e., the fee that is taken into account in determining the closing price of the Reference Asset) as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay the investor fee.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

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Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”.

In addition to the risks described above, you should consider the following:

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Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the reference asset return is positive or negative. If the reference asset declines by more than 20% from the initial level to the final level (that is, the closing price of the reference asset on the final valuation date depreciates by more than 20% relative to the closing price of the reference asset on the initial valuation date), you will lose 1% of the principal amount of your Notes for every 1% that the reference asset return falls below -20%. You may lose up to 80% of your initial investment.

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Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final level is greater than the initial level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the maximum return multiplied by $1,000. The actual maximum return will be set on the initial valuation date and will not be less than 43.10%.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes. In addition, since Barclays Bank PLC is the issuer of the reference asset, the iPath® S&P 500 VIX Short-Term Futures™ Exchange Traded Notes, the actual and perceived creditworthiness of Barclays Bank PLC may affect the value of the Reference Asset (and the therefore the value of the Notes). If Barclays Bank PLC is unable to satisfy its obligations with respect to the iPath® S&P 500 VIX Short-Term Futures™ Exchange Traded Notes, the market value of your Notes will be negatively impacted.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. There is no guarantee that you will be able to sell your Notes prior to maturity and other investors’ requests to sell the Notes may be given priority over your request to sell the Notes in the sole discretion of Barclays Capital Inc. or its affiliates.

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Reference Asset Risks—The reference asset of the Notes, iPath® S&P 500 VIX Short-Term Futures™ Exchange Traded Notes, is an exchange traded medium-term note issued by Barclays Bank PLC that is an uncollateralized debt security linked to the performance of the S&P 500 VIX Short-Term Futures™ Index TR (the “Index”). The Index is designed to provide investors with exposure to one-month and two-month futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflects the implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. The market value of your Notes may fluctuate between the date you purchase them and the final valuation date of the Notes.

As a holder of the Notes, you will not have any rights to receive payment in respect of the reference asset of the Notes or of the futures contracts comprising the Index. An investment in the reference asset of the Notes is different from an investment in the Notes. We expect that generally the value of the reference asset of the Notes and the Index will affect the market value of the Notes more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes, the reference asset of the Notes and the Index include:

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prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

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•	supply and demand for the Notes and the reference asset of the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Notes and the reference asset of the Notes;

•	interest rates;

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economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of the Notes and/or the reference asset of the Notes may offset or enhance the effect of another factor.

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The VIX Index Is a Theoretical Calculation and Is Not a Tradable Index—The VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contained in the Index is based on this theoretically derived calculation. As a result the behavior of the futures contracts may be different from futures contracts whose settlement price is based on a tradable asset.

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The Reference Asset Is Not Linked to the VIX Index—The value of the reference asset of the Notes will be linked to the value of the Index, which is based upon holding a rolling long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. The value of the reference asset of your Notes may not benefit from increases in the level of the VIX Index because such increases will not necessarily cause the level of VIX Index futures to rise.

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The VIX Index Is a Measure of Forward Volatility—The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index. The value of the reference asset of the Notes is based on the value of the relevant futures on the VIX Index included in the Index underlying the reference asset of the Notes. The reference asset of the Notes is not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned the equity securities underlying the S&P 500® Index or if you traded the put and call options used to calculate the level of the VIX Index.

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Changing Prices of the Futures Contracts Included in the Index May Result in a Reduced Amount Payable at Maturity—The Index is composed of futures contracts on the VIX Index. As the futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related VIX Index price relative to the unwind price of the relevant VIX Index futures contract at the time of hypothetical sale of the contract. The contracts included in the Index have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times. Moreover, many of the contracts included in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. VIX futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Index underlying the reference asset of the Notes and, accordingly, decrease the payment you receive with respect to the Notes at maturity.

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Potential Conflicts—The Issuer and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging the Issuer’s obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of the Issuer are potentially adverse to your interests as an investor in the Notes. In addition, Barclays Bank PLC and its affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities

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underlying the S&P 500® Index that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that Barclays Bank PLC and its affiliates will have in its and its affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for its and its affiliates’ customers and in accounts under its and its affiliates’ management. These trading activities, if they influence the level of the reference asset of the Notes, the Index, the VIX Index, the S&P 500® Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the Notes.

Moreover, Barclays Bank PLC and its affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by Barclays Bank PLC or its affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index and, therefore, the market value of the Notes and the market value of the reference asset of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•

Changes to the Reference Asset Could Impact its Value—The policies of the Index sponsor and the Chicago Board Options Exchange, Incorporated concerning the calculation of the level of the S&P 500® Index, the VIX Index and the Index, respectively, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the S&P 500® Index, the VIX Index or the Index, respectively, could affect the value of the Index and, therefore, the value of the reference asset of the Notes, which in turn, could decrease the payment you receive with respect to the Notes at maturity.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Market Disruption Events—Certain events may cause the Notes to be disrupted. See “The Reference Asset—Market Disruption Events” herein. The final valuation date of the Notes may be postponed and the determination of the value of the Notes, as well as the maturity date of the Notes, as applicable, may be subject to further adjustment if the Calculation Agent determines that, on the final valuation date, a market disruption event has occurred or is continuing in respect of the reference asset of the Notes. If the Calculation Agent determines that a market disruption event occurs or is continuing on the fifth Business Day following the scheduled final valuation date, the Calculation Agent will make an estimate of the closing price for the reference asset of the Notes that would have prevailed on that fifth Business Day in the absence of the market disruption event. A market disruption event could therefore decrease the payment you receive with respect to the Notes at maturity.

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Discontinuation of the Reference Asset—If the reference asset (or any successor security to the reference asset) of the Notes is de-listed or otherwise terminated and the Calculation Agent determines that no successor security is available, then the Calculation Agent may, at its sole discretion, accelerate the maturity date of the Notes. In the event the maturity date of the Notes is accelerated, the payment you receive with respect to the Notes may be lower than anticipated.

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Antidilution Adjustments—If an event occurs which, in the sole discretion of the Calculation Agent, has a diluting or concentrative effect on the theoretical value of the reference asset of the Notes, including without limitation a split or reverse split with respect to the reference asset of the Notes, or a subsequent restructuring or material amendment or modification of the applicable terms and conditions of the reference asset of the Notes, the Calculation Agent may adjust any variable described herein, and will make such adjustments as it deems necessary to negate such diluting or concentrative effect. Such adjustments may negatively impact the value of your Notes and the amount payable at maturity.

The Reference Asset

Summary of the Reference Asset

Barclays Bank PLC has derived all information contained in this free writing prospectus relating to the reference asset of the Notes, iPath® S&P 500 VIX Short-Term Futures™ Exchange Traded Notes (the “Reference Asset”) from the Reference Asset pricing supplement dated September 16, 2010 (the “Reference Asset Pricing Supplement”).

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The performance of the Reference Asset is linked to the performance of the S&P 500 VIX Short-Term Futures™ Index TR (the “Index”). The Index provides an exposure to one-month and two-month futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve. The calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500® Index. The Index is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the VIX Index plus the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Underlying Index based on the 3-month U.S. Treasury rate. Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index. The Index targets a constant weighted average futures maturity of 1 month. The Index was created by Standard & Poor’s Financial Services LLC (the “S&P”). S&P calculates the level of the Index daily when the Chicago Board Options Exchange, Incorporated is open (excluding holidays and weekends) and publishes it on Bloomberg pages.

The market value of the Reference Asset will be affected by several factors. Generally the value of the Index on any day will affect the market value of the Reference Asset more than any other factors. Other factors that may influence the market value of the Reference Asset include, but are not limited to, supply and demand for the Reference Asset, the volatility of the Index, the market price of the futures contracts comprising the Index, the Treasury Bill rate of interest, economic, financial, political, regulatory, or judicial events that affect the value of the Index or the general interest rate environment, as well as the perceived creditworthiness of Barclays Bank PLC.

Barclays Bank PLC is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, and wealth management services. Barclays Bank PLC operates in many countries around the world. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of Barclays Bank PLC. The Reference Assets are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Closing Price

The “closing price” for the Reference Asset on any day will equal the closing sale price or last reported sale price, regular way, for the Reference Asset, on a per-denomination basis:

•	on the principal national securities exchange on which the Reference Asset is listed for trading on that day, or

•	if the Reference Asset is no longer listed on any national securities exchange, on any other U.S. national market system that is the primary market for the trading of that security.

If the Reference Asset is not listed or traded as described above, then the closing price for the Reference Asset on any day will be determined by the Calculation Agent. In determining the closing pricing on any day, the Calculation Agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatiles, spreads, correlations or other relevant market data in the relevant market.

Investors are also referred to the Reference Asset Pricing Supplement, the prospectus supplement dated August 31, 2010 and the prospectus dated August 31, 2010, each as amended and/or supplemented from time to time, related to the iPath® S&P 500 VIX Short-Term FuturesTM Exchange Traded Notes (RIC: VXX.P) and which is available at http://www.ipathetn.com/.

Discontinuance of the Reference Asset

If the Reference Asset (or any successor security (as defined herein)) is de-listed from the NYSE Arca (or any other relevant exchange) or otherwise terminated, the Calculation Agent will substitute an exchange-traded note (such substituted exchange-traded note being referred to herein as a “successor security”) that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Reference Asset (or discontinued successor security). If a successor security is selected, that successor security will be substituted for the discontinued Reference Asset (or discontinued successor security) for all purposes of the Notes. Upon any selection by the Calculation Agent of a successor security, the Calculation Agent may adjust any variable described in this document, including, without limitation, the closing price on the final valuation date of the Notes or the closing price on any given date, as, in the good faith judgment of the Calculation Agent, may be and for such time as may be necessary to render the successor security comparable to the discontinued Reference Asset (or discontinued successor security) for purposes of the Notes. Upon any selection by the Calculation Agent of a successor security, the Calculation Agent will provide written notice to the trustee, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each Noteholder, or in the case of global notes, the depositary, as holder of the global notes, stating the selection made.

If the Reference Asset (or any successor security) is de-listed or otherwise terminated and the Calculation Agent determines that no successor security is available, then the Calculation Agent may, at its sole discretion, accelerate the maturity date of the Notes to the day which is four Business Days after the date of such de-listing or termination, as applicable. In the event of such an acceleration, Barclays Bank PLC shall pay to you the amount payable at maturity, and for the purposes of that calculation, the final level of the

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Reference Asset will be deemed to be the closing price on the trading day corresponding to the date of the de-listing or termination (or, if such date is not a trading day, the immediately preceding trading day), unless the Calculation Agent determines in its sole discretion that another day is more appropriate to, as closely as reasonably possible, replicate the discontinued Reference Asset (or discontinued successor security), in which case, the final level of the Reference Asset shall be the closing price on such other day. In the event that the Calculation Agent decides to accelerate the maturity date of the Notes and to make use of a closing price other than the closing price on the trading day corresponding to the date of de-listing or termination (or the immediately preceding trading day, as applicable), the Calculation Agent will, in its sole discretion, calculate the appropriate closing price of the discontinued Reference Asset (or discontinued successor security) on any day that such calculation is required by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the discontinued Reference Asset (or discontinued successor security).

The Calculation Agent will be solely responsible for the method of determining and/or calculating the closing price of the Reference Asset (or any successor security) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error and binding on any investor in the Notes.

The Calculation Agent will provide information as to the method of calculating the closing price of the Reference Asset (or any successor security) upon written request by any investor in the Notes.

Market Disruption Events

The final valuation date of the Notes may be postponed and the determination of the value of the Notes, as well as the Maturity Date, as applicable, may be subject to further adjustment if the Calculation Agent determines that, on the final valuation date of the Notes, a market disruption event has occurred or is continuing in respect of the Reference Asset. Any of the following will be a market disruption event:

•	a suspension, absence or limitation of trading in the Reference Asset on the relevant exchange (as defined below), as determined by the Calculation Agent;

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any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to effect transactions in, or obtain market values for, the Reference Asset on the relevant exchange;

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the closure on any day of the relevant exchange where the relevant exchange is scheduled to be open for trading for its regular trading session (a “scheduled trading day”) prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless the earlier closing time is announced by the relevant exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such scheduled trading day for the relevant exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for the relevant exchange;

•	any scheduled trading day on which the relevant exchange fails to open for trading during its regular trading session; or

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any other event, if the Calculation Agent determines that the event interferes with Barclays Bank PLC’s ability or the ability of any of its affiliates to unwind all or a portion of a hedge with respect to the Notes that Barclays Bank PLC or its affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the prospectus supplement;

and, in any of these events, the Calculation Agent determines that the event was material.

A limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, will not be deemed a market disruption event.

In contrast, a suspension or limitation of trading in the Reference Asset on the relevant exchange, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders, or

•	a disparity in bid and ask quotes

will constitute a suspension or material limitation of trading.

“Relevant exchange” means the primary exchange or market of trading for the Reference Asset or any successor security. The relevant exchange for the Reference Asset as of the date of this supplemental offering circular is the NYSE Arca Stock Exchange (“NYSE Arca”).

If the Calculation Agent determines that a market disruption event occurs or is continuing on the final valuation date, the final valuation date will be the first following Business Day on which the Calculation Agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be postponed by more than five Business Days. If the Calculation Agent determines that a market disruption event occurs or is continuing on the fifth Business Day following the scheduled final valuation date, the Calculation Agent will make an estimate of the closing price for the Reference Asset that would have prevailed on that fifth Business Day in the absence of the market disruption event.

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Antidilution Adjustments

If an event occurs which, in the sole discretion of the Calculation Agent, has a diluting or concentrative effect on the theoretical value of the Reference Asset, including without limitation a split or reverse split with respect to the Reference Asset, or a subsequent restructuring or material amendment or modification of the applicable terms and conditions of the Reference Asset, the Calculation Agent may adjust any variable described herein, and will make such adjustments as it deems necessary to negate such diluting or concentrative effect.

Historical Information

The following graph sets forth the historical performance of the reference asset of the Notes based on the daily closing price of the reference asset from January 30, 2009 through October 15, 2010. The closing price of the reference asset of the Notes on October 15, 2010 was $14.41.

We obtained the closing prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the reference asset on the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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